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                                                                    EXHIBIT 23.1

The Board of Directors
AAR CORP.:

We consent to the incorporation by reference in Registration Statement Nos. 33-19767, 33-26783, 33-38042, 33-43839, 33-58456, 33-56023, 33-57753 and
333-00205 on Form S-8 and in Registration Statement Nos., 33-30222 and 33-42326 on Form S-3 of AAR CORP. of our report dated June 28, 1996, relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1996, which report appears in the May 31, 1996 annual report on Form 10-K of AAR CORP.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
August 15, 1996